UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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NATIONAL CITY CORPORATION

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This message was distributed to Senior Officers on December 4, 2008.
December 4, 2008

To:	Senior Officers
From:	Peter Raskind
Re:	PNC Leadership Organization

This morning, PNC distributed the attached message regarding the planned leadership organization following the legal close of our merger. This will be the first of several announcements regarding how the company will be organized going forward, and that information will be distributed as decisions are made.
This announcement represents the first step in building a combined organization for what will be the 5th largest bank in the United States. I have been extremely impressed with PNC’s genuine commitment to understanding National City’s deep reservoir of talent and their efforts to appropriately involve our talent in the new organization. We are very pleased that Phil Rice will be providing market leadership for the new company’s Western markets; please join me in congratulating Phil on his new role. And, I am confident that subsequent announcements will contain news that a substantial number of current National City leaders will occupy key roles in the new organization.
We do recognize that this announcement, and those that will follow, may raise many additional questions. Frankly, at this early stage of the integration planning, some questions can be answered and many cannot. We appreciate your patience and flexibility as we deal with the ambiguity which inevitably arises from a large, complex combination such as PNC/National City. As always, we commit to communicate key decisions and directions as they are determined.
Please share this announcement with your teams as appropriate.

This communication is the property of National City. It is for internal use only and is intended only for the addressee. Any unauthorized use, including external distribution, is strictly prohibited. If you are not the intended recipient, please notify the sender, delete the message, and note that any distribution or copying of this message is prohibited.

December 4, 2008
Upon completing the acquisition of National City at the end of this month we will become the nation’s 5th-largest banking franchise by deposits. In addition, we will maintain solid capital and liquidity levels. I am confident that this strength, scale and position will provide us with a tremendous opportunity to build a great company and make a lasting difference for everyone we serve – our customers, employees, shareholders and communities.
Ongoing interactions with our colleagues at National City have served to increase the excitement around what, together, we can achieve. Our shared values and intense focus on meeting or exceeding customer expectations make PNC and National City a good fit. Now, we must execute. To that end, the integration team – consisting of talented leaders from both organizations – has started to collaborate on a comprehensive conversion plan. Bringing together two organizations our size requires considerable work. We must prepare to make the conversion as easy as possible for customers and employees. At the same time, we must eliminate redundancies to create greater efficiency.
I am certain that the outstanding employees in both organizations have the ability to serve customers, complete the integration and position the new PNC for long-term success. Just as important, I believe we have an executive team that is ready to lead the combined organization after the closing, which is scheduled for December 31, 2008, pending shareholder, regulatory and other appropriate approvals. Working together, these leaders, all of whom will report directly to me, will implement a business model that emphasizes customer satisfaction, risk management, teamwork and growth.
Our businesses will be led by:
•	Joe Guyaux – Retail Banking

•	Bill Demchak – Corporate & Institutional Banking and the Asset and Liability Management group

•	Rob Reilly – Private Banking and Asset Management

•	Tim Shack – PNC Global Investment Servicing, Technology and Operations
Tom Whitford will relocate to Cleveland and lead the integration of National City into PNC.
As previously announced, National City’s Shelley Seifert and Jon Gorney will help lead the transition of employees, systems and technology to PNC, reporting to Tom and Tim, respectively.
Market leadership – including responsibility for sales and revenue growth priorities in corporate banking, commercial banking and wealth management within their core geographic regions – will be provided by:
•	Pete Classen – Eastern markets (Western Pennsylvania and all markets east) National City’s

•	Phil Rice – Western markets (Cleveland and all markets west)

Key staff and support areas will be headed by:
•	Joan Gulley – Human Resources

•	Mike Hannon – Risk Management

•	Rick Johnson – Finance

•	Mike Little – Audit

•	Helen Pudlin – Legal
Of course, this is just the beginning. In the coming months, these executives will announce organizational structures for their areas that will include extremely talented leaders from both National City and PNC.
A number of significant core strengths – an experienced leadership team, talented and committed employees, an intense focus on our customers and a values-based culture – will only become stronger as a result of joining forces with National City. I appreciate your contributions to the progress we have made and for what we will accomplish – together.

Sincerely,

James E. Rohr
Chairman and Chief Executive Officer
Additional Information and Where to Find It
The proposed merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a joint proxy statement/prospectus of PNC and National City that also constitutes a prospectus of PNC. PNC and National City have mailed the joint proxy statement/prospectus to their respective shareholders, and each of the companies plans to file with the SEC other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the joint proxy statement/prospectus (which was first mailed to PNC and National City shareholders on or about November 24, 2008) as well as any other relevant documents to be filed with the SEC in connection with the proposed merger or incorporated by reference into the joint proxy statement/prospectus (and any amendments or supplements to those documents), because they will contain important information. You may obtain a free copy of these documents, as well as other filings containing information about National City and PNC, at the SEC’s website ( http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of these documents and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.
National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of PNC or National City in connection with the proposed merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus. You may obtain free copies of these documents as described in the preceding paragraph.